EXHIBIT 99.1

Investor Contact:	Press Contact:
Jeff Carberry	Eric Nash
Stamps.com Investor Relations	Stamps.com Public Relations
(310) 482-5830	(310) 482-5942
invrel@stamps.com	publicrelations@Stamps.com

STAMPS.COM ANNOUNCES RECORD 27% FOURTH QUARTER CORE PC POSTAGE REVENUE GROWTH
Total revenue including non-core areas up 20% and
Non-GAAP Diluted Earnings per Share of $0.35

LOS ANGELES – February 09, 2012 – Stamps.com® (Nasdaq: STMP), the leading provider of postage online and shipping software solutions, today announced results for the fourth quarter and fiscal year ended December 31, 2011.

Highlights for the fourth quarter:

•	Core PC Postage revenue (including small business, enterprise and high volume shipping customer segments) was $24.5 million, up 27% from the fourth quarter of 2010.

•	Total revenue (including core PC Postage revenue and non-core revenue from PhotoStamps and the enhanced promotion channel) was $27.2 million, up 20% compared to the fourth quarter of 2010.

•	PC Postage gross margin was 77.7%.

•	GAAP net income was $13.4 million or $0.81 per fully diluted share. This includes $814 thousand in stock-based compensation expense and a non-cash income tax benefit of $8.5 million.

•
Excluding the stock-based compensation expense and non-cash income tax benefit, non-GAAP income from operations was $5.4 million, non-GAAP net income was $5.7 million and non-GAAP net income per fully diluted share was $0.35.

“We showed continued strength in the fourth quarter with record results in several areas of our business,” said Ken McBride, Stamps.com's Chairman and CEO. “We continued to see accelerating growth in our core PC Postage business with 14%, 23%, 25% and 27% year-over-year revenue growth in the first through fourth quarters of 2011, respectively. We also set new records in many of our key customer metrics including total paid customers, average revenue per customer, new customers acquired, high-volume shipping postage printed, and total customer postage printed. As we enter 2012, we feel that we are well positioned in each of our core business lines.”

Fourth Quarter 2011 Detailed Results

Non-core PC Postage revenue from the enhanced promotion channel (online programs where additional promotions are provided directly by marketing partners), was $0.8 million, down 19% versus the fourth quarter of 2010. PhotoStamps revenue was $1.9 million, down 20% versus the fourth quarter of 2010, as the Company continues to reduce its investment in this area. PhotoStamps gross margin was 30.2% and total gross margin was 74.4%. During the fourth quarter, cash and investments increased by $18 million and ended the quarter at a total of $69 million.

Fourth quarter 2011 GAAP net income was $13.4 million. On a per share basis, total fourth quarter 2011 GAAP net income was $0.81 based on fully diluted shares outstanding of 16.6 million. Fourth quarter 2011 GAAP net income was reduced by $0.8 million of stock-based compensation expense and increased by a non-cash income tax benefit of $8.5 million resulting from the reversal of a portion of the Company’s net deferred tax asset valuation allowance. Non-GAAP and GAAP amounts are reconciled in the following table:

Fourth Quarter Fiscal 2011
All amounts in millions except	Non-GAAP	Stock-Based	Income Tax	GAAP
per share or margin data:	Amounts	Comp. Exp.	Benefit	Amounts

Cost of Sales	$6.92	$0.06	-	$6.98
Research & Development	2.20	0.18	-	2.38
Sales & Marketing	9.30	0.19	-	9.49
General & Administrative	3.40	0.38	-	3.79

Total Expenses	21.82	0.81		22.64

Gross Margin	74.6%	(0.2%)	-	74.4%

Income (Loss) from Operations	5.40	(0.81)	-	4.58
Interest and Other Income	0.13	-	-	0.13

Pre-Tax Income (Loss)	5.52	(0.81)	-	4.71

Income Tax Benefit	0.20	-	8.48	8.67

Net Income	$5.72	$(0.81)	$8.48	$13.38

On a diluted per share basis	$0.35	$(0.05)	$0.51	$0.81

Shares used in per share calculation	16.55	16.55	16.55	16.55

Excluding the stock-based compensation expense and non-cash income tax benefit, fourth quarter 2011 non-GAAP net income was $5.7 million or $0.35 per share based on fully diluted shares outstanding of 16.6 million. This compares to fourth quarter 2010 non-GAAP net income of $4.4 million and non-GAAP net income per fully diluted share of $0.30. Thus, non-GAAP fourth quarter 2011 net income and diluted earnings per share increased by 29% and 14%, respectively, compared to the same quarter in 2010.

Fiscal 2011 Detailed Results

Total 2011 revenue was $101.6 million, an increase of 19% versus revenue of $85.5 million in 2010. Total 2011 PC Postage revenue, including service revenue, store revenue and insurance revenue, was $93.3 million, up 19% versus PC Postage revenue of $78.4 million in 2010.  Excluding the enhanced promotion channel, core PC Postage revenue in 2011 was $90.2 million, up 22% versus $73.8 million in 2010. Total 2011 PhotoStamps revenue was $8.3 million, up 15% versus PhotoStamps revenue of $7.2 million in 2010.

Total 2011 GAAP net income was $26.3 million, including approximately $3.4 million of stock-based compensation expense and an $8.5 million non-cash tax benefit resulting from the reversal of a portion of the Company’s net deferred tax asset valuation allowance. On a per share basis, total 2011 GAAP net income was $1.73 based on fully diluted shares outstanding for the year of 15.2 million. Non-GAAP and GAAP amounts are reconciled in the following table:

Fiscal Year 2011
All amounts in millions except	Non-GAAP	Stock-Based	Income Tax	GAAP
per share or margin data:	Amounts	Comp. Exp.	Benefit	Amounts

Cost of Sales	$25.93	$0.28	-	$26.21
Research & Development	8.65	0.75	-	9.40
Sales & Marketing	33.80	0.76	-	34.57
General & Administrative	12.55	1.63	-	14.18

Total Expenses	80.94	3.42	-	84.36

Gross Margin	74.5%	(0.3%)	-	74.2%

Income (Loss) from Operations	20.65	(3.42)	-	17.23
Interest and Other Income	0.56	-	-	0.56

Pre-Tax Income (Loss)	21.21	(3.42)	-	17.79

Income Tax Benefit	-	-	8.48	8.48

Net Income	$21.21	$(3.42)	$8.48	$26.27

On a diluted per share basis	$1.40	$(0.23)	$0.56	$1.73

Shares used in per share calculation	15.17	15.17	15.17	15.17

Excluding the stock-based compensation expense and non-cash income tax benefit, 2011 non-GAAP net income was $21.2 million or $1.40 per share based on fully diluted shares outstanding of 15.2 million. This compares to 2010 non-GAAP net income of $13.7 million and non-GAAP net income per fully diluted share of $0.93. Thus, non-GAAP 2011 diluted earnings per share increased by 50% compared to 2010.

New Corporate Headquarters

On January 23, 2012, we completed the previously announced purchase of two adjacent buildings in El Segundo, California that will serve as the Company’s future headquarters. We are currently engaged in a renovation and construction project on the property and expect to move in after substantial completion of the project in 2012. The Company will occupy a portion of the space, with the remaining portion of the space leased to the existing tenants. The purchase of the property and renovations are being funded out of the Company's existing cash and investments.

Management Promotions

On January 13, 2012, the Board of Directors of Stamps.com elected Ken McBride to the offices of Chief Executive Officer and Chairman of the Board of Directors of the Company, Kyle Huebner to the offices of Chief Financial Officer and Co-President of the Company, and James Bortnak to the offices of Co-President and Corporate & Business Development Officer. Additionally on January 13, 2012, Sebastian Buerba was named Chief Marketing Officer, Michael Biswas was named Chief Technology Officer, and John Clem was named Chief Product & Strategy Officer.

Share Repurchase

During 2011 the Company repurchased a total of 426 thousand shares for a total cost of $5.3 million. The Company did not repurchase any shares during the fourth quarter of 2011. On February 2, 2012, the Board of Directors approved a new share repurchase plan effective upon the expiration of the current plan on February 17, 2012, authorizing the Company to repurchase up to 1.0 million shares of Stamps.com stock during the subsequent six months.

The timing of share purchases, if any, and the number of shares to be bought at any one time will depend on market conditions and also will depend on the Company’s assessment of risk that its net operating loss asset could be impaired if such a repurchase were undertaken. Share purchases may be made from time-to-time on the open market or in negotiated transactions at the Company's discretion in compliance with Rule 10b-18 of the United States Securities and Exchange Commission. The Company's purchase of any of its shares may be subject to limitations imposed on such purchases by applicable securities laws and regulations and the rules of the Nasdaq Stock Market.

Business Outlook

Stamps.com currently expects total 2012 revenue to be in a range of $105 to $115 million, and 2012 GAAP net income per share is expected to be in a range of $1.00 to $1.20, including approximately $4 million of stock-based compensation expense. Excluding the stock-based compensation expense, non-GAAP 2012 net income per fully diluted share is expected to be in a range of $1.25 to $1.45. Diluted shares for 2012 are projected to be approximately 17.5 million compared to 15.2 million diluted shares in 2011. As a result, we expect that the year-over-year growth for 2012 non-GAAP net income will be approximately 15 percentage points higher than the year-over-year growth for 2012 non-GAAP diluted earnings per share.

Additionally, 2011 financial results contained $2.2 million of revenue and $1.7 million of income related to the initial recognition of PhotoStamps retail box breakage in the second quarter of 2011 whereas 2012 revenue and income from PhotoStamps retail box breakage is not expected to be material. For purposes of comparing annual growth rates excluding the initial recognition of PhotoStamps breakage, fiscal 2011 results without the second quarter breakage item would have been total revenue of $99.4 million and non-GAAP diluted earnings per share of $1.29.

Company Customer Metrics

A complete set of the quarterly customer metrics for the past six fiscal years is available at http://investor.stamps.com (under a tab on the left side called Company Information, Metrics).

Quarterly Conference Call

The Stamps.com financial results conference call will be web cast today at 5:00 p.m. Eastern Time and may be accessed at http://investor.stamps.com. The Company plans to discuss its business outlook during the conference call. Following the conclusion of the web cast, a replay of the call will be available at the same website.

Net Operating Loss (NOL) Update

Stamps.com currently has approximately $230 million in Federal NOLs and $125 million in State NOLs. The Company estimates that as of December 31, 2011, its ownership shift was approximately 15% compared with the 50% level that could trigger an impairment of its NOL asset under Internal Revenue Code Section 382 rules. As part of its ongoing program to preserve future use of its NOL asset, the Company requests that any shareholder contemplating becoming a 5% shareholder contact the Company before doing so.

About Stamps.com and PhotoStamps

Stamps.com (Nasdaq: STMP) is a leading provider of Internet-based postage services. Stamps.com’s service enables small businesses, enterprises, advanced shippers, and consumers to print U.S. Postal Service-approved postage with just a PC, printer and Internet connection, right from their home or office. The Company currently has PC Postage partnerships with Avery Dennison, Microsoft, HP, the U.S. Postal Service and others.

PhotoStamps is a patented Stamps.com product that couples the technology of PC Postage with the simplicity of a web-based image upload and order process. Customers may create full custom PhotoStamps with their own digital photograph, or they may choose a licensed image from one of many PhotoStamps collections such as the collegiate collection. Stamps.com currently has PhotoStamps partnerships with Apple, Google/Picasa, HP/Snapfish, Adobe and others.

Non-GAAP Measures

To supplement the Company’s condensed financial statements presented in accordance with GAAP, Stamps.com uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP income from operations, non-GAAP pre-tax income, non-GAAP net income, non-GAAP earnings per diluted share, and non-GAAP gross margin. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found in the financial table on pages 2 and 3 of this press release.

Non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance, prospects for the future and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP measures provide meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results. The Company believes the non-GAAP measures that exclude stock-based compensation, asset write-offs, dividend-related compensation expense, legal settlements and reserves, and income tax adjustments, when viewed with GAAP results and the accompanying reconciliation, enhance the comparability of results against prior periods and allow for greater transparency of financial results. The Company believes non-GAAP measures facilitate management’s internal comparison of the Company’s financial performance to that of prior periods as well as trend analysis for budgeting and planning purposes. The presentation of non-GAAP measures are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements about our anticipated results that involve risks and uncertainties. Important factors, including the Company's ability to complete and ship its products, maintain desirable economics for its products and obtain or maintain regulatory approval, which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by STAMPS.COM, including its Annual Report on Form 10-K for the year ended December 31, 2010, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. STAMPS.COM undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Stamps.com, the Stamps.com logo and PhotoStamps are trademarks or registered trademarks of Stamps.com Inc. All other brands and names are property of their respective owners.

STAMPS.COM INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months ended December 31,		Twelve Months ended December 31,
	Unaudited	Unaudited	Unaudited	Audited
	2011	2010	2011	2010
Revenues:
Service	$20,153	$16,428	$75,535	$64,607
Product	3,697	3,107	13,465	11,725
Insurance	1,462	741	4,321	2,023
PhotoStamps	1,907	2,396	8,258	7,162
Other	1	5	6	27
Total revenues	27,220	22,677	101,585	85,544
Cost of revenues:
Service	3,819	3,338	14,720	13,282
Product	1,324	1,124	4,910	4,337
Insurance	508	251	1,506	641
PhotoStamps	1,330	1,829	5,076	5,424
Total cost of revenues	6,981	6,542	26,212	23,684
Gross profit	20,239	16,135	75,373	61,860
Operating expenses:
Sales and marketing	9,490	8,590	34,569	31,174
Research and development	2,379	2,826	9,395	9,420
General and administrative	3,787	4,689	14,181	14,590
Legal settlements and reserves	-	-	-	5,211
Total operating expenses	15,656	16,105	58,145	60,395
Income from operations	4,583	30	17,228	1,465
Non-operating asset write-off	-	(634)	-	(634)
Interest and other income, net	128	136	562	756
Income (loss) before taxes	4,711	(468)	17,790	1,587
Income tax benefit	(8,674)	(185)	(8,475)	(3,945)
Net income (loss)	$13,385	$(283)	$26,265	$5,532
Net income (loss) per share:
Basic	$0.85	$(0.02)	$1.78	$0.38
Diluted	$0.81	$(0.02)	$1.73	$0.38
Weighted average shares outstanding:
Basic	15,694	14,417	14,767	14,529
Diluted	16,551	14,417 *	15,168	14,685

*	Common equivalent shares are excluded from the diluted earnings per share calculation as their effect is anti-dilutive

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	Unaudited	Audited
	December 31,	December 31,
	2011	2010

ASSETS
Cash and investments	$69,363	$35,299
Accounts receivable	10,466	4,868
Other current assets	5,476	4,015
Property and equipment, net	2,165	1,694
Intangible assets, net	837	885
Deferred tax assets	16,125	7,650
Other assets	3,548	3,031
Total assets	$107,980	$57,442

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Accounts payable and accrued expenses	$12,075	$9,011
Deferred revenue	1,898	4,193
Total liabilities	13,973	13,204

Stockholders' equity:
Common stock	49	47
Additional paid-in capital	637,483	608,522
Treasury Stock	(123,472)	(118,151)
Accumulated deficit	(420,338)	(446,603)
Unrealized gain on investments	285	423
Total stockholders' equity	94,007	44,238

Total liabilities and stockholders' equity	$107,980	$57,442